Exhibit 99.1

FOR IMMEDIATE RELEASE

May 7, 2015

GSI Group Announces Financial Results

for the First Quarter of 2015

•	First Quarter 2015 Revenue of $95 million, 20% year-over-year growth

•	First Quarter 2015 Adjusted EBITDA of $14.3 million, 26% year-over-year growth

•	First Quarter 2015 GAAP Earnings per Share (“EPS”) of $0.10

•	First Quarter 2015 Adjusted Earnings per Share (“Adjusted EPS”) of $0.20

•	Increases Revenue Guidance for Full Year 2015, Net of JK Lasers Divestiture

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical and advanced industrial markets, today reported financial results for the first quarter of 2015. Unless otherwise noted, all financial results in this press release are GAAP measures from continuing operations. Adjusted EBITDA and Adjusted EPS are both non-GAAP financial measures referenced throughout this press release.

First Quarter

“We had a strong start to the new year, delivering better than expected sales and income, primarily due to our medical end-markets, which began to recover earlier than we had forecasted,” said John Roush, Chief Executive Officer. “In the first quarter, we delivered 20% reported revenue growth, and 9% organic revenue growth, while Adjusted EBITDA increased by 26% and Adjusted EPS by 43%. We executed well across the Company in the quarter, and delivered strong results despite the impact of the stronger dollar, as well as continued economic and regulatory uncertainty. We are fully committed to our strategic focus on advanced industrial and medical markets, and we expect to continue to deliver attractive results in 2015 despite external challenges,” added Mr. Roush.

During the first quarter of 2015, GSI generated revenue of $94.6 million, an increase of 19.6% from $79.1 million in the first quarter of 2014. All three of the Company’s operating segments, Laser Products, Medical Technologies, and Precision Motion, demonstrated revenue growth compared to the first quarter of 2014.

In the first quarter of 2015, operating income from continuing operations was $5.4 million, compared to $4.1 million in the first quarter of 2014. Adjusted Operating Income from Continuing Operations, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $10.9 million in the first quarter of 2015, compared to $8.1 million in the first quarter of 2014.

Diluted EPS from continuing operations was $0.10 in the first quarter of 2015, compared to $0.08 in the first quarter of 2014. Adjusted EPS, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $0.20 in the first quarter of 2015, compared to $0.14 in the first quarter of 2014.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $14.3 million in the first quarter of 2015, compared to $11.3 million in the first quarter of 2014.

As of April 3, 2015, cash and cash equivalents was $47.5 million, while total debt was $123.1 million. The Company completed the first quarter of 2015 with approximately $75.6 million of Net Debt, as defined in the non-GAAP reconciliation below. Operating cash flow from continuing operations for the first quarter of 2015 was $6.0 million, compared to $2.8 million in the first quarter of 2014.

Financial Outlook

“The period of significant divestitures and business realignment is principally behind us. We are increasing our focus towards the long-term strategic goals of the Company,” said Robert Buckley, Chief Financial Officer. “Over the year, we see significant opportunities to invest organically and inorganically in our businesses to position them for above average profitable growth and returns on capital.”

On April 15, 2015, the Company divested the JK Lasers business. As a result of the divestiture, the financial outlook for the second quarter and full year has been updated to exclude the JK Lasers business.

For the second quarter of 2015, the Company expects Adjusted Revenue, a non-GAAP financial measure, of between $93 million and $95 million. This compares to Adjusted Revenue for the second quarter of 2014 of $92 million and Adjusted Revenue for the first quarter of 2015 of $89 million.

For the full year 2015, the Company expects Adjusted Revenue of approximately $365 million to $370 million. This compares to Adjusted Revenue of $343 million in the full year 2014, which was adjusted from $365 million to eliminate $22 million in sales from JK Lasers in 2014. The guidance represents anticipated year-over-year reported revenue growth of 6% to 8% and year-over-year organic revenue growth in the mid-single digit range. The Company expected JK Lasers to deliver more than $25 million in revenue for the full year 2015.

For the second quarter of 2015, the Company expects Adjusted EBITDA to be approximately $14 million. In addition, the Company expects Adjusted EPS to be in the range of $0.18 to $0.20. For the full year 2015, the Company expects Adjusted EBTIDA to be in the range of $60 million to $62 million. Additionally, the Company expects Adjusted EPS to be in the range of $0.87 to $0.91.

The Company expects to complete the second quarter of 2015 with cash and cash equivalents of approximately $80 million. With the close of JK Lasers business divestiture, the Company expects to complete the second quarter of 2015 with approximately $40 million of Net Debt.

Conference Call Information

The Company will host a conference call on Thursday, May 7, 2015 at 10:30 am EDT to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial (877) 482-5124 prior to the scheduled conference call time. The conference ID number is 76939469.

A playback of this conference call will be available beginning 2:30 p.m. EDT, Thursday, May 7, 2015. The playback phone number is (855) 859-2056 or (404) 537-3406 and the code number is 76939469. The playback will remain available until 11:00 p.m. EDT, Thursday, May 28, 2015.

A replay of the audio webcast will be available approximately four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are organic revenue, Adjusted Revenue, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income from Continuing Operations, Adjusted Operating Margin, Adjusted Income from Continuing Operations before Taxes, Adjusted Income from Continuing Operations, net of tax, Adjusted EPS from Continuing Operations, Adjusted EBITDA, and Net Debt.

The Company believes that the non-GAAP financial measures provide useful and supplementary information to investors regarding the Company’s operating performance. It is management’s belief that these non-GAAP financial measures would be particularly useful to investors because of the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy. This strategy includes streamlining the Company’s existing operations through site and functional consolidations, strategic divestitures, expanding the Company’s business through significant internal investments, and broadening the Company’s product and service offerings through acquisition of innovative and complementary technologies and solutions. The financial impact of certain elements of these activities, particularly acquisitions, divestitures, and site and functional restructurings, are often large relative to the Company’s overall financial performance, which can adversely affect the comparability of its operating results and investors’ ability to analyze the business from period to period.

The Company’s Adjusted EBITDA, a non-GAAP financial measure, is used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, and evaluate investment opportunities including acquisitions and divestitures. In addition, Adjusted EBITDA is used to determine bonus payments for senior management and employees. Accordingly, the Company believes that this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on the Company’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Safe Harbor and Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding our ability to deliver profitable revenue growth or attractive results in 2015; anticipated financial performance; business prospects; market conditions; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate and successfully commercialize our innovations; failure to introduce new products in a timely manner; customer order timing and other similar factors beyond our control; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our exposure to the credit risk of some of our customers and in weakened markets; our reliance on third party distribution channels; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our failure to successfully integrate recent and future acquisitions into our business; our ability to make divestitures that provide business benefits; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our compliance, or our failure to comply, with various federal, state and foreign regulations; changes in governmental regulation of our business or products; effects of conflict minerals regulations; our failure to comply with environmental regulations; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; changes in tax laws, and fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the SEC. Such statements are based on the Company’s beliefs and assumptions and on information currently available to the Company. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and subsystems to Original Equipment Manufacturers (“OEM”) in the medical and advanced industrial markets. The Company is a leader in highly engineered enabling technologies, including CO2 laser sources, laser scanning and beam delivery products, optical data collection and machine vision technologies, medical visualization and informatics solutions, and precision motion control products. The Company specializes in collaborating with OEM customers to adapt its component and subsystem technologies to deliver highly differentiated performance in their applications. GSI Group Inc.’s common shares are quoted on NASDAQ under the ticker symbol “GSIG”.

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	April 3, 2015	March 28, 2014
Revenue	$94,614	$79,133
Cost of revenue	54,608	47,028

Gross profit	40,006	32,105

Operating expenses:
Research and development and engineering	8,215	5,857
Selling, general and administrative	22,068	19,618
Amortization of purchased intangible assets	1,889	1,744
Restructuring, acquisition and divestiture related costs	2,437	818

Total operating expenses	34,609	28,037

Operating income from continuing operations	5,397	4,068
Interest income (expense), net	(1,397)	(837)
Foreign exchange transaction gains (losses), net	517	(19)
Other income (expense), net	729	581

Income from continuing operations before income taxes	5,246	3,793
Income tax provision	1,800	937

Income from continuing operations	3,446	2,856
Loss from discontinued operations, net of tax	—	(1,866)

Consolidated net income	3,446	990
Less: Net income attributable to noncontrolling interest	—	(7)

Net income attributable to GSI Group Inc.	$3,446	$983

Earnings per common share from continuing operations:
Basic	$0.10	$0.08
Diluted	$0.10	$0.08
Loss per common share from discontinued operations:
Basic	$—	$(0.05)
Diluted	$—	$(0.05)
Earnings per common share attributable to GSI Group Inc.:
Basic	$0.10	$0.03
Diluted	$0.10	$0.03

Weighted average common shares outstanding—basic	34,506	34,227
Weighted average common shares outstanding—diluted	34,999	34,669

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	April 3, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$47,542	$51,146
Accounts receivable, net	53,360	51,494
Inventories	60,682	62,943
Other current assets	17,866	17,113
Assets held for sale	13,582	631

Total current assets	193,032	183,327
Property, plant and equipment, net	37,590	40,088
Intangible assets, net	70,284	67,242
Goodwill	98,299	90,746
Other assets	15,863	17,516

Total assets	$415,068	$398,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	27,126	25,592
Accrued expenses and other current liabilities	22,777	20,798
Liabilities held for sale	2,954	324

Total current liabilities	60,357	54,214
Long-term debt	115,625	107,500
Other long-term liabilities	27,806	25,951

Total liabilities	203,788	187,665

Stockholders’ Equity:
Total GSI Group Inc. stockholders’ equity	210,851	210,825
Noncontrolling interest	429	429

Total stockholders’ equity	211,280	211,254

Total liabilities and stockholders’ equity	$415,068	$398,919

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	April 3, 2015	March 28, 2014
Cash flows from operating activities:
Consolidated net income	$3,446	$990
Less: Loss from discontinued operations, net of tax	—	1,866

Income from continuing operations	3,446	2,856
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,762	4,829
Share-based compensation	1,597	1,439
Deferred income taxes	(103)	(1,990)
Earnings from equity-method investment	(727)	(573)
Other	1,219	1,073
Changes in assets and liabilities which (used)/provided cash, excluding effects from businesses purchased or classified as discontinued operations:
Accounts receivable	(5,096)	(4,919)
Inventories	(3,975)	1,449
Other operating assets and liabilities	4,919	(1,368)

Net cash provided by operating activities of continuing operations	6,042	2,796
Net cash used in operating activities of discontinued operations	—	(1,299)

Net cash provided by operating activities	6,042	1,497

Cash flows from investing activities:
Purchases of property, plant and equipment	(946)	(972)
Acquisition of businesses, net of cash acquired	(13,852)	(92,360)
Proceeds from the sale of property, plant and equipment	23	38

Net cash used in investing activities of continuing operations	(14,775)	(93,294)
Net cash used in investing activities of discontinued operations	—	(617)

Net cash used in investing activities	(14,775)	(93,911)

Cash flows from financing activities:
Borrowings under revolving credit facility	13,000	70,000
Repayments of long-term debt and revolving credit facility	(4,875)	(4,875)
Other financing activities	(1,394)	(1,934)

Net cash provided by financing activities of continuing operations	6,731	63,191
Net cash provided by financing activities of discontinued operations	—	—

Net cash provided by financing activities	6,731	63,191

Effect of exchange rates on cash and cash equivalents	(1,602)	(16)

Decrease in cash and cash equivalents	(3,604)	(29,239)
Cash and cash equivalents, beginning of period	51,146	60,980

Cash and cash equivalents, end of period	$47,542	$31,741

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted Gross Profit by Segment (Non-GAAP):

	Three Months Ended	Twelve Months Ended	Three Months Ended
	April 3, 2015	December 31, 2014	December 31, 2014	September 26, 2014	June 27, 2014	March 28, 2014
Laser Products
Gross profit (GAAP)	$19,375	$74,224	$19,787	$20,269	$17,155	$17,013
Amortization of intangible assets	516	2,064	516	516	516	516
Acquisition fair value adjustments	—	—	—	—	—	—

Adjusted Gross Profit	$19,891	$76,288	$20,303	$20,785	$17,671	$17,529

Gross profit margin (GAAP)	43.1%	41.8%	42.8%	44.2%	39.1%	40.6%
Adjusted Gross Profit Margin	44.2%	42.9%	43.9%	45.4%	40.3%	41.9%

Medical Technologies
Gross profit (GAAP)	$12,513	$48,678	$13,006	$12,945	$13,838	$8,889
Amortization of intangible assets	547	3,287	900	900	900	587
Acquisition fair value adjustments	43	596	52	51	328	165

Adjusted Gross Profit	$13,103	$52,561	$13,958	$13,896	$15,066	$9,641

Gross profit margin (GAAP)	40.2%	39.8%	40.2%	39.6%	39.8%	39.7%
Adjusted Gross Profit Margin	42.1%	43.0%	43.1%	42.5%	43.2%	43.0%

Precision Motion
Gross profit (GAAP)	$8,465	$28,333	$7,192	$6,776	$7,949	$6,416
Amortization of intangible assets	56	792	198	198	198	198
Acquisition fair value adjustments	—	—	—	—	—	—

Adjusted Gross Profit	$8,521	$29,125	$7,390	$6,974	$8,147	$6,614

Gross profit margin (GAAP)	45.6%	43.7%	46.6%	41.9%	43.5%	43.0%
Adjusted Gross Profit Margin	45.9%	45.0%	47.9%	43.1%	44.6%	44.4%

Corporate, Shared Services and Unallocated
Gross profit (GAAP)	$(347)	$(1,068)	$(257)	$(307)	$(291)	$(213)
Amortization of intangible assets	—	—	—	—	—	—
Acquisition fair value adjustments	—	—	—	—	—	—

Adjusted Gross Profit	$(347)	$(1,068)	$(257)	$(307)	$(291)	$(213)

GSI Group Inc.
Gross profit (GAAP)	$40,006	$150,167	$39,728	$39,683	$38,651	$32,105
Amortization of intangible assets	1,119	6,143	1,614	1,614	1,614	1,301
Acquisition fair value adjustments	43	596	52	51	328	165

Adjusted Gross Profit	$41,168	$156,906	$41,394	$41,348	$40,593	$33,571

Gross profit margin (GAAP)	42.3%	41.2%	42.2%	41.9%	39.9%	40.6%
Adjusted Gross Profit Margin	43.5%	43.0%	44.0%	43.7%	41.9%	42.4%

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EPS (Non-GAAP):

	Three Months Ended April 3, 2015
	Operating Income from Continuing Operations	Operating Margin	Income from Continuing Operations before Income Taxes	Income from Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations
GAAP results	$5,397	5.7%	$5,246	$3,446	$0.10

Non-GAAP Adjustments:
Amortization of intangible assets	3,008	3.2%	3,008	2,018	0.06
Restructuring, divestiture and other costs	2,329	2.5%	2,329	1,563	0.04
Acquisition related costs	127	0.1%	127	85	0.00
Acquisition fair value adjustments	43	0.0%	43	29	0.00
Non-recurring income tax expenses (benefits)	—	—	—	(205)	0.00

Total non-GAAP adjustments	5,507	5.8%	5,507	3,490	0.10

Adjusted results (Non-GAAP)	$10,904	11.5%	$10,753	$6,936	$0.20

Weighted average shares outstanding - Diluted					34,999

	Three Months Ended March 28, 2014
	Operating Income from Continuing Operations	Operating Margin	Income from Continuing Operations before Income Taxes	Income from Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations
GAAP results	$4,068	5.1%	$3,793	$2,856	$0.08

Non-GAAP Adjustments:
Amortization of intangible assets	3,045	3.9%	3,045	2,120	0.06
Restructuring costs and other	28	0.0%	28	20	0.00
Acquisition related costs	790	1.0%	790	550	0.02
Acquisition fair value adjustments	165	0.2%	165	115	0.00
Non-recurring income tax expenses (benefits)	—	—	—	(721)	(0.02)

Total non-GAAP adjustments	4,028	5.1%	4,028	2,084	0.06

Adjusted results (Non-GAAP)	$8,096	10.2%	$7,821	$4,940	$0.14

Weighted average shares outstanding - Diluted					34,669

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EBITDA (Non-GAAP):

	Three Months Ended
	April 3, 2015	March 28, 2014
Net income attributable to GSI Group Inc. (GAAP)	$3,446	$983
Interest (income) expense, net	1,397	837
Income tax provision	1,800	937
Depreciation and amortization	4,762	4,829
Share-based compensation	1,597	1,439
Restructuring, acquisition, divestiture, and other costs	2,456	818
Acquisition fair value adjustments	43	165
Loss from discontinued operations, net of tax	—	1,866
Other, net	(1,246)	(562)

Adjusted EBITDA (Non-GAAP)	$14,255	$11,312

Net Debt (Non-GAAP):

	April 3, 2015	December 31, 2014
Total Debt (GAAP)	$123,125	$115,000
Less: Cash and cash equivalents	(47,542)	(51,146)

Net Debt (Non-GAAP)	$75,583	$63,854

Organic Revenue Growth (Non-GAAP):

Three Months Ended April 3, 2015
Reported growth (GAAP)	19.6%
Less: Change attributable to acquisitions	(16.2)%
Plus: Change due to foreign currency	5.5%

Organic growth (Non-GAAP)	8.9%

Non-GAAP Measures

Adjusted Revenue

Adjusted Revenue excludes the JK Lasers business to only show the results of ongoing operations of the Company. As the JK Lasers business was sold in April 2015, the future results of the Company will no longer include revenues from this business. We excluded JK Lasers sales from Adjusted Revenue because divestiture activities can vary between reporting periods and between us and our peers, which we believe make comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. Additionally, we include estimated revenue from contracts acquired with business acquisitions that will not be fully recognized due to business combination rules. Because GAAP accounting rules require the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue.

Organic Revenue Growth

We define the term “organic revenue” as revenue excluding the impact from business acquisitions, divestitures, and the effect of foreign currency translation. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to better measure our performance and evaluate long-term performance trends. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activities can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Profit and Adjusted Gross Profit Margin

The calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin is displayed in the tables above. Adjusted Gross Profit and Adjusted Gross Profit Margin excludes the amortization of acquired intangible assets and revenue fair value adjustments from business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin

The calculation of Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin is displayed in the tables above. Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin exclude the amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The Company also excluded restructuring, acquisition, divestiture and other costs from

Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin due to the significant changes that have occurred outside of the Company’s day-to-day business as a result of the execution of the Company’s strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures”.

Adjusted Income from Continuing Operations before Income Taxes

The calculation of Adjusted Income from Continuing Operations before Income Taxes is displayed in the tables above. The calculation of Adjusted Income from Continuing Operations before Income Taxes excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring, acquisition, divestiture, and other costs for the reasons described for Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin above.

Adjusted Income from Continuing Operations, Net of Tax

The calculation of Adjusted Income from Continuing Operations, net of tax, is displayed in the tables above. Because pre-tax income is included in determining income from continuing operations, net of tax, the calculation of Adjusted Income from Continuing Operations, net of tax, also excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring, acquisition, divestiture, and other costs for the reasons described for Adjusted Operating Income from Continuing Operations and Adjusted Operating Margin above. In addition, the Company excluded significant non-recurring income tax expenses (benefits) related to releases of valuation allowances, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments discussed above.

Adjusted Diluted EPS from Continuing Operations

The calculation of Adjusted Diluted EPS from Continuing Operations is displayed in the tables above. Because income from continuing operations, net of tax is included in the diluted EPS calculation, the calculation of Adjusted Diluted EPS from Continuing Operations excludes amortization of acquired intangible assets and revenue fair value adjustments related to business acquisitions, restructuring, acquisition, divestiture, and other costs, significant non-recurring income tax expenses (benefits) related to releases to valuation allowances, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments for the reasons described for Adjusted Income from Continuing Operations, net of tax.

Adjusted EBITDA

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income attributable to GSI Group Inc. before deducting interest (income) expense, net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring, acquisition, divestiture and other costs, acquisition fair value adjustments, loss from discontinued operations, net of tax, and other non-operating income (expense) items, including foreign exchange gains (losses) and earnings from an equity-method investment.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will not be affected by unusual or non-recurring items.

Net Debt

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

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